International Barrier Technology

Fire Resistant Building Materials Company

Reports Record July Revenue of US$730,368

August 15, 2006

Sales Growth Continues to be Realized in Multifamily Residential Markets and the Commercial Modular Market

WATKINS, Minnesota & VANCOUVER, British Columbia

International Barrier Technology Inc. ("Barrier") (OTCBB:IBTGF; TSXV:IBH), a manufacturer of proprietary fire resistant building materials, is pleased to report record July revenue and July shipments.  The sales revenue of US$730,368 attained in July 2006 was 43% higher relative to the 2005 revenue of US$511,488.

This revenue record is a direct result of the shipment of seven hundred-three thousand, two hundred (703,200) sq.ft. of Blazeguard products in July.  Barrier surpassed the previous July 2005 shipment record of 486,400 sq.ft. by 45%.

The sales growth continues to be realized in both multifamily residential markets as well as the commercial modular market.  Blazeguard® sales volumes into Florida, have increased to 250,000 square feet, an increase of 42% over the 176,200 square feet shipped there during the same month in 2005.  Commercial modular sales to Mule-Hide increased 31% from 207,900 to 273,200 square feet.

The existing markets were supplemented with growth in the Midwest region with sales volumes of 64,900 in the multifamily residential market. Sales orders continue to outpace last year's rate at record levels.

"Barrier continues to develop momentum and strength in sales to townhome development markets," states Dr. Michael Huddy, President and CEO.  "While an increasing percentage of production for these markets has begun to be produced on Barrier's new, high speed production line, we anticipate continued improvement in capacity and efficiency.  Improvements which over the coming months will further accelerate sales volume growth and increases in bottom line performance."

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB:IBTGF; TSXV:IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®.  Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements.  The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:

International Barrier Technology

Investor Relations:

Melissa McElwee, 866-735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

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